Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
August 11, 2011
Oppenheimer Holdings Inc.
125 Broad Street
New York, NY 10004

Re:	Registration Statement on Form S-3 (File No. 333-174933)
Ladies and Gentlemen:
     We have acted as special counsel to Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration of $200,000,000 aggregate principal amount of the Company’s 8.75% Senior Secured Notes due 2018 (the “Notes”) and the Guarantees (defined below), under the Indenture, dated as of April 12, 2011 (the “Indenture”), among the Company, E.A. Viner International Co., a Delaware corporation (“EA Viner”), and Viner Finance Inc., a Delaware corporation (“Viner” and, together with EA Viner, the “Subsidiary Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which may be offered and sold from time to time by Oppenheimer & Co. Inc. in market-making transactions pursuant to the Registration Statement on Form S-3 filed on June 16, 2011 with the Securities and Exchange Commission (the “Commission”) and Amendment No. 1 thereto filed with the Commission on August 11, 2011 (together, the “Registration Statement”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement;

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August 11, 2011

(ii)	an executed copy of the Indenture;

(iii)	an executed copy of the global certificate evidencing the Notes in the form delivered by the Company to the Trustee for authentication and delivery (the “Note Certificate”);

(iv)	guarantees of each of the Subsidiary Guarantors, endorsed on the Note Certificate (the “Guarantees”);

(v)	the Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware;

(vi)	the Bylaws of the Company, as currently in effect and as certified by Dennis P. McNamara, Secretary of the Company;

(vii)	the Amended and Restated Certificate of Incorporation of EA Viner, as currently in effect and as certified by the Secretary of State of the State of Delaware;

(viii)	the Bylaws of the EA Viner, as currently in effect and as certified by Dennis P. McNamara, Secretary of EA Viner;

(ix)	the Amended and Restated Certificate of Incorporation of Viner, as currently in effect and as certified by the Secretary of State of the State of Delaware;

(x)	the Bylaws of the Viner, as currently in effect and as certified by Dennis P. McNamara, Secretary of Viner;

(xi)	a copy of certain resolutions of the Board of Directors of the Company, adopted on March 25, 2011, and certain resolutions of the Pricing Committee thereof, adopted on April 6, 2011, as certified by Dennis P. McNamara, Secretary of the Company;

(xii)	a copy of certain resolutions of the Board of Directors of EA Viner, adopted on March 25, 2011, as certified by Dennis P. McNamara, Secretary of EA Viner;

(xiii)	a copy of certain resolutions of the Board of Directors of Viner, adopted on March 25, 2011, as certified by Dennis P. McNamara, Secretary of Viner; and

Oppenheimer Holdings Inc.
August 11, 2011

(xiv)	the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the Trustee, with respect to the Notes filed as an exhibit to the Registration Statement.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, we have assumed that the parties thereto, other than the Company and the Subsidiary Guarantors, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors and others and of public officials.
     We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware General Corporation Law and the laws of the State of New York.
     The opinion set forth below is subject to the following qualifications, further assumptions and limitations:
(a)	the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to the enforceability of Article 10 of the Indenture to the extent that such section provides that the obligations of the Subsidiary Guarantors are absolute and unconditional irrespective of the

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August 11, 2011

enforceability or genuineness of the Note Certificates or the effect thereof on the opinions herein stated; and

(c)	we do not express any opinion as to the enforceability of the provisions contained in the Indenture to the extent that such provisions limit the obligation of the Subsidiary Guarantors under the Indenture or their respective Guarantees or any right of contribution of any party with respect thereto;
     Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.	The Note Certificate has been duly executed by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Guarantees of each of the Subsidiary Guarantors have been duly executed and delivered by the Subsidiary Guarantors in accordance with the provisions of the Indenture, and the Guarantee of each of the Subsidiary Guarantors constitutes a valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP